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                                                                       EXHIBIT 5



                                January 13, 2000.




Innovative Gaming Corporation of America
4725 Aircenter Circle
Reno, NV 89502

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted on behalf of Innovative Gaming Corporation of America (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on January 13, 2000 relating to the registration under the Securities Act of 1933, as amended, of a maximum of 1,750,000 shares of common stock, par value $.01 per share (the "Common Stock"), issuable by the Company upon conversion of the Series D 6% Convertible Preferred Stock and payments of dividends thereunder and a maximum of 355,000 shares of Common Stock, issuable by the Company upon exercise of certain warrants to purchase shares of Common Stock.

     Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

          1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

          2. The Common Stock has been duly authorized and, when issued as described in the registration statement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand, LLP



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